SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K



               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):  October 18, 1995



                          BRINKER INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)




        Delaware                                 75-1914582
(State or other jurisdiction of              (I.R.S. employer
incorporation or organization)              identification no.)



                                    1-10275
                           (Commission File Number)



6820 LBJ Freeway, Dallas, Texas                  75240
(Address of principal executive offices)       (Zip Code)




                        Registrant's telephone number,
                      including area code (214) 980-9917



Item 5: The registrant incorporates herein the text of two Press Releases, one issued on October 18, 1995, and the other issued on November 2, 1995, copies of which are attached hereto.


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BRINKER INTERNATIONAL, INC.,
                              a Delaware corporation



                              By: /Debra L. Smithart
                                 Debra L. Smithart, Executive Vice President
                                 and Chief Financial Officer


Date: November 3, 1995



                                    ITEM 5


                             FOR IMMEDIATE RELEASE


DALLAS, TEXAS (October 18, 1995) BRINKER INTERNATIONAL, INC. REPORTS REVENUES UP 17.2% FOR THE FIRST FISCAL QUARTER.

Brinker International, Inc. ("Brinker or the Company") reported revenues of $289.5 million for the first fiscal quarter ended September 27, 1995, an increase of 17.2% over the $247.1 million reported for the same quarter of fiscal 1995. Net income and primary net income per share declined 16.0% from $18.5 million to $15.6 million and from $0.25 to $0.21.

Brinker owns and operates eight restaurant concepts under the names Chili's Grill & Bar ("Chili's"), Grady's American Grill ("Grady's"), Romano's Macaroni Grill ("Macaroni Grill"), On The Border Cafes ("On The Border"), Spageddies Italian Kitchen ("Spageddies"), Cozymel's - A Very Mexican Grill ("Cozymel's"), Maggiano's Little Italy ("Maggiano's"), and Corner Bakery ("Corner Bakery"). The previously announced acquisitions of the Cozymel's and Maggiano's/Corner Bakery concepts were completed on July 19 and August 29, 1995, respectively. The results of operations for the first quarter of fiscal 1996 include the operations of the Cozymel's and Maggiano's/Corner Bakery restaurants from the dates of their acquisition.

Brinker increased its capacity (as measured in store weeks) by 21.3% in the first quarter of fiscal 1996, as compared to the same quarter in fiscal 1995. During the quarter, 29 company-owned restaurants and nine franchise units were opened and one company-owned unit and one franchise unit were closed. Average weekly sales at company-owned stores declined 3.3% in the first quarter of fiscal 1996, as compared to the same quarter in fiscal 1995, including declines of 2.8% and 8.3% at Chili's and Macaroni Grill, respectively.

On October 17, 1995, the Board of Directors approved a strategic plan intended to support the Company's long-term growth target that focuses on continued development of those restaurant concepts that have the greatest return potential for the Company and it's shareholders. In conjunction with this plan, the Company will dispose of or convert 30-40 company-owned restaurants that have not met management's expectation. As of today, 10 units have ceased operations under this plan. The remaining restaurants will be disposed of or converted during the current fiscal year. The Company expects to record an estimated pre-tax charge of approximately $50 million in the second quarter of fiscal 1996 to cover the costs related to the execution of this plan.

Notwithstanding the above, the Company's overall development plan will remain on track for fiscal 1996, bolstered by the recent acquisitions of the Cozymel's and Maggiano's/Corner Bakery concepts. Store weeks for Brinker are expected to increase approximately 19-20% for the year.

                                      BRINKER INTERNATIONAL, INC.
                                             UNIT SUMMARY

                                       First Quarter Fiscal 1996

                         Total Units                                            Total Units
                        June 28, 1995    Acquisitions   Openings   Closings   Sept. 27, 1995

Company Units
     Chili's                 316              --           14         --           330
     Macaroni Grill           50              --            4         --            54
     On The Border            16              --            2        (1)            17
     Cozymel's                --               3            1         --             4
     Maggiano's               --               3           --         --             3
     Corner Bakery            --               5           --         --             5
     Grady's                  44              --            5         --            49
     Spageddies               12              --            3         --            15
     Test Concept              1              --           --         --             1
                             439              11           29        (1)           478


JV/Franchise Units
     Chili's                 108              --            8         --           116
     Macaroni Grill            1              --           --         --             1
     On The Border             5              --           --        (1)             4
     Cozymel's                 3             (3)           --         --            --
     Spageddies                4              --            1         --             5
                             121             (3)            9        (1)           126


Total Units
     Chili's                 424              --           22         --           446
     Macaroni Grill           51              --            4         --            55
     On The Border            21              --            2        (2)            21
     Cozymel's                 3              --            1         --             4
     Maggiano's               --               3           --         --             3
     Corner Bakery            --               5           --         --             5
     Grady's                  44              --            5         --            49
     Spageddies               16              --            4         --            20
     Test Concept              1              --           --         --             1
                             560               8           38        (2)           604

                                      BRINKER INTERNATIONAL, INC.
                                   CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands, except per share amounts)
                                              (Unaudited)


                                             Thirteen Week Periods Ended
                                     September 27, 1995      September 28, 1994


Revenues                                 $  289,460               $  247,072

Costs and Expenses:
  Cost of Sales                              83,658                   66,276
  Restaurant Expenses                       152,905                  126,847
  Depreciation and Amortization              16,072                   13,786
  General and Administrative                 12,997                   12,224
  Interest Expense                              767                      ---
  Other, Net                                   (906)                    (817)

Total Costs and Expenses                    265,493                  218,316

Income Before Provision
  for Income Taxes                           23,967                   28,756

Provision for Income Taxes                    8,388                   28,756

        Net Income                         $ 15,579                 $ 18,548

Primary Net Income Per Share               $   0.21                 $   0.25

Primary Weighted Average
  Shares Outstanding                         75,721                   74,799


                     FOR ADDITIONAL INFORMATION, CONTACT:

                                DEBRA SMITHART
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               6820 LBJ FREEWAY
                             DALLAS, TEXAS  75240
                                (214) 980-9917


                             FOR IMMEDIATE RELEASE


             BRINKER INTERNATIONAL, INC. AND QUALITY DINING, INC.
                         ANNOUNCE PURCHASE AGREEMENTS


                   Agreements Involve Grady's American Grill
                    and Spageddies Italian Kitchen Concepts

Mishawaka, Indiana (November 2, 1995) - Brinker International, Inc. (NYSE/EAT) and Quality Dining, Inc. (Nasdaq/NM:QDIN) today announced that they have executed agreements providing for the sale of the Grady's American Grill and Spageddies Italian Kitchen concepts to Quality Dining.

      Pursuant to the Grady's agreement, Quality Dining will acquire 37 Grady's American Grill restaurants for $70 million, payable in cash. The restaurants to be purchased are located in 14 states and have annualized revenues in excess of $100 million. The acquisition is subject to due diligence as well as other customary conditions and is expected to close by December 31, 1995.

      Ronald A. McDougall, President and Chief Executive Officer of Brinker International, commented on the Grady's agreement, "Brinker International and Quality Dining have had an outstanding relationship for many years. As one of our franchise partners, Quality Dining has demonstrated superior management skills. We have confidence in the company's ability to effectively manage the Grady's concept today and in the future. While the Grady's American Grill concept does not strategically fit with Brinker International's development plans, it is a promising concept for Quality Dining; and we are excited for the Grady's team."

      Daniel B. Fitzpatrick, Chairman, President and Chief Executive Officer of Quality Dining, Inc., added, "We are extremely pleased to have reached an agreement with Brinker International. Grady's American Grill is a successful casual dining concept which represents not only a value-laden asset presently for our shareholders, but a concept with significant long-term growth potential. Brinker International has done an outstanding job of developing the Grady's concept, as evidenced by great locations, an outstanding management team and strong sales volumes. Grady's will become an important component of our restaurant portfolio and is expected to have a positive impact on our earnings per share. We look forward to working with the entire Grady's team."

      Pursuant to the Spageddies agreement, Brinker International will transfer to Quality Dining all rights to the Spageddies concept in the United States while Brinker will retain the international rights to the concept. Effective with the execution of the agreement, all development and franchise agreements will terminate. In addition to Brinker's international rights, it will retain the right to operate a core group of Spageddies units domestically under a license agreement with Quality Dining.

      Fitzpatrick commented on the Spageddies agreement, "Spageddies represents a viable concept with significant growth potential. The development of Spageddies to its current prototype, menu and service format should allow the concept to evolve as a powerful, mid-priced Italian casual dining success. We enthusiastically look forward to continuing the evolution of this concept and the development of new units in various markets."

                     FOR ADDITIONAL INFORMATION, CONTACT:

                               DAVID M. FINDLAY
            VICE PRESIDENT STRATEGIC PLANNING & INVESTOR RELATIONS
                             QUALITY DINING, INC.
                                (219) 271-4600

                                      or

                               ROBERT T. VIVIAN
                      VICE PRESIDENT - INVESTOR RELATIONS
                          BRINKER INTERNATIONAL, INC.
                                (214) 980-9917